EXHIBIT 99.1
NEWS RELEASE
Cleveland-Cliffs Inc. Reports Third-Quarter 2020 Results
•Third-quarter net income of $2 million
•Third-quarter adjusted EBITDA1 of $126 million
•Third-quarter cash from operations of $246 million

CLEVELAND—October 23, 2020—Cleveland-Cliffs Inc. (NYSE: CLF) today reported third-quarter results for the period ended September 30, 2020.
The Company reported total revenues of $1.6 billion, compared to the prior year's third-quarter consolidated revenues of $556 million.
The Company recorded net income of $2 million during the third quarter of 2020. The loss of $0.02 per diluted share attributable to Cliffs' shareholders included $22 million, or $0.06 per diluted share, of acquisition costs, severance, and inventory step-up amortization. This compares to net income of $91 million, or $0.33 per diluted share, recorded in the prior-year third quarter. For the nine months ended September 30, 2020, the Company recorded a net loss of $155 million, compared to net income of $230 million during the same period in 2019.
During the third quarter of 2020, the Company generated $246 million in cash from operations and spent $96 million on capital expenditures, equating to $150 million in free cash flow generation.
For the third quarter of 2020, the Company reported adjusted EBITDA1 of $126 million. This amount includes $50 million in idle costs and $29 million in corporate margin eliminations related to intercompany pellet sales.

	(In Millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Adjusted EBITDA[1]
Steel and Manufacturing	$33.3	$(2.1)	$(81.8)	$(4.0)
Mining and Pelletizing	145.3	182.7	309.5	510.7
Corporate and Eliminations	(52.3)	(36.5)	(160.7)	(93.0)
Total Adjusted EBITDA[1]	$126.3	$144.1	$67.0	$413.7

Cliffs' Chairman, President, and CEO Lourenco Goncalves said: “Our strong third quarter results reflect the positive outcome of the actions we took in Q2, when we saw opportunity when others were paralyzed. During the almost three months when our main market, the automotive industry, went through unprecedented shutdowns across the entire sector, we prepared our inventories and our plants to be ready as soon as our clients were back in business. As a direct consequence of that, we generated $150 million in free cash flow during the quarter.”
Mr. Goncalves added: “Our results demonstrate how quickly and efficiently we were able to turn things around. The new way of doing business we have been implementing in our newly acquired steel assets is demonstrated by our strong cost performance across the entire company, allowing us to benefit from improved demand and higher sales prices. While the third quarter started slow with underlying demand in July not very different from June, business activity progressively improved through the quarter, achieving in September shipment rates normalized to prior-year levels. This momentum has continued into October and, as such, we look forward to even further improved financial results in the fourth quarter.”
Mr. Goncalves concluded, “On September 28th we announced the acquisition of ArcelorMittal USA, a transaction we expect to close by the end of this year. We continue to be thrilled about the future of Cleveland-Cliffs with this asset portfolio all under one roof and the significant optimization opportunities that come with it. The completion of this deal should also coincide with the start-up of our Toledo HBI plant, which is currently being commissioned. With all that, we will be ending this uniquely challenging year on a high note, and all set for a sensational and transformative year in 2021.”

Steel and Manufacturing

	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020
Volumes - In Thousands of Net Tons
Flat-rolled steel shipments	1,117	1,935
Operating Results - In Millions
Revenues	$1,261.7	$2,194.3
Cost of goods sold	(1,239.4)	(2,345.9)
Selling Price - Per Net Ton
Average net selling price per net ton of flat-rolled steel	$1,006	$1,021

Steel and Manufacturing revenues of $1.3 billion included $920 million, or 73%, of sales to the automotive market; $199 million, or 16%, of sales to the infrastructure and manufacturing market; and $143 million, or 11%, of sales to the distributors and converters market.

Steel and Manufacturing cost of goods sold of $1.2 billion during the third quarter of 2020 included idle-related costs of approximately $39 million; amortization of fair value inventory step-up of $15 million; and depreciation, depletion, and amortization of $52 million.

Mining and Pelletizing

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Volumes - In Thousands of Long Tons
Sales volume	4,907	5,750	11,800	13,527
Production volume	4,560	5,159	11,430	14,737

Operating Results - In Millions
Revenues	$520.3	590.6	$1,238.7	1,494.8
Cost of goods sold	(393.3)	(424.8)	(987.8)	(1,033.5)

Per Ton Information*
Realized product revenue rate	$98.06	$95.65	$96.98	$103.26

Cash cost of goods sold rate[2]	$68.25	$63.20	$70.87	$64.80
Depreciation, depletion & amortization	3.93	$3.62	$4.85	4.35
Total cost of goods sold	$72.18	$66.82	$75.72	$69.15

*Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin.
Third-quarter Mining and Pelletizing pellet sales volume of 4.9 million long tons included 1.2 million long tons of intercompany sales. Cash cost per ton of $68 per long ton included approximately $2 per long ton of idle costs.
Corporate and Eliminations
Adjusted EBITDA from Corporate and Eliminations for the third quarter of 2020 included intercompany profit eliminations for iron ore sales from the Mining and Pelletizing segment to the Steel and Manufacturing segment of approximately $29 million and corporate selling, general and administrative expenses of approximately $23 million.
Liquidity
As of October 19, 2020, the Company had total liquidity of approximately $1.2 billion, consisting of approximately $100 million in cash and approximately $1.1 billion of availability under its ABL credit facility. During the third quarter, the Company repaid an additional $150 million in outstanding ABL borrowings, and has repaid $400 million in borrowings during the last 6 months.

Outlook and Market Commentary
All outlook projections only refer to Cliffs as currently positioned, and do not contemplate the pending acquisition of substantially all of the operations of ArcelorMittal USA, which is expected to close in the fourth quarter of 2020, subject to the receipt of regulatory approval and the satisfaction of other customary closing conditions.
Regarding business outlook, Mr. Goncalves stated: "As we continue to fulfill orders for our automotive customers at a remarkably healthy pace, with our facilities back to normalized operating rates and with current pricing, we would expect further sequential improvement in our adjusted EBITDA performance in the fourth quarter. This takes into account increased shipments from both our Steel & Manufacturing and Mining & Pelletizing segments, as well as an expected sharp reduction in idle costs."
The Company has lowered its full-year 2020 capital spending budget to approximately $500 million. Fourth-quarter expenditures are expected to be approximately $125 million, including $65 million related to the completion of the Toledo HBI plant and $15 million in capitalized interest.
Conference Call Information
Cleveland-Cliffs Inc. will host a conference call this morning, October 23, 2020, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com
About Cleveland-Cliffs Inc.
Founded in 1847, Cleveland-Cliffs is among the largest vertically integrated producers of differentiated iron ore and steel in North America. With an emphasis on non-commoditized products, the Company is uniquely positioned to supply both customized iron ore pellets and steel solutions to a quality-focused customer base. AK Steel, a wholly-owned subsidiary of Cleveland-Cliffs, is a leading producer of flat-rolled carbon, stainless and electrical steel products. The AK Tube and Precision Partners businesses provide customer solutions with carbon and stainless steel tubing products, die design and tooling, and hot- and cold-stamped components. In 2020, Cliffs also expects to be the sole producer of hot briquetted iron (HBI) in the Great Lakes region. Headquartered in Cleveland, Ohio, Cleveland-Cliffs employs approximately 11,000 people across mining and steel manufacturing operations in the United States and Canada. For more information, visit www.clevelandcliffs.com or www.aksteel.com.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to our operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this release, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Uncertainties and risk factors that could affect our future performance and cause results to differ from the forward-looking statements in this release include, but are not limited to: severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges, due to the ongoing COVID-19 pandemic or otherwise, of one or more of our major customers, including customers in the automotive market, key suppliers or contractors, which, among other adverse effects, could lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us; uncertainty and weaknesses in global economic conditions, including downward pressure on prices caused by the COVID-19 pandemic, oversupply of imported products, reduced market demand and risks related to U.S. government actions with respect to Section 232, the USMCA and/or other trade agreements, treaties or policies; uncertainties associated with the highly competitive and highly cyclical steel industry and reliance on the demand for steel from the automotive industry; continued volatility of steel and iron ore prices and other trends, which may impact the price-adjustment calculations under certain of our sales contracts; our ability to cost-effectively achieve planned production rates or levels, including at our HBI production plant currently under construction; our ability to successfully identify and consummate any strategic investments or development projects, including our HBI production plant; the impact of our steelmaking customers reducing their steel production due to the COVID-19 pandemic, or increased market share of steel produced using methods other than those used by our customers, or increased market share of lighter-weight steel alternatives, including aluminum; our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit cash flow available to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business; our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; our ability to successfully diversify our product mix and add new customers; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; problems or uncertainties with sales volume or mix, productivity, transportation, environmental liabilities, employee-benefit costs and other risks of the steel and mining industries; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to maintain appropriate relations with unions and employees; the ability of our customers, joint venture partners and third-party service providers to meet their obligations to us on a timely basis or at all; events or circumstances that could impair or adversely impact the viability of a production plant or mine and the carrying value of associated assets, as well as any resulting impairment charges; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures, infectious disease outbreaks and other unexpected events; adverse changes in interest rates, foreign currency rates and tax laws; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; our ability to realize the anticipated benefits of the Merger and to successfully integrate the businesses of AK Steel into our existing businesses, including uncertainties associated with maintaining relationships with customers, vendors and employees, as well as realizing additional future synergies; additional debt we assumed or issued in connection with the Merger, as well as additional debt we incurred in connection with enhancing our liquidity during the COVID-19 pandemic, may negatively impact our credit profile and limit our financial flexibility; changes in the cost of raw materials and supplies; supply chain disruptions or poor quality of raw materials or supplies, including scrap, coal, coke and alloys; disruptions in, or failures of, our information technology systems, including those related to cybersecurity; unanticipated costs associated with healthcare, pension and OPEB obligations; the completion of the Transaction on the anticipated terms and timing or at all, including the receipt of regulatory approvals and anticipated tax treatment; our ability to integrate ArcelorMittal USA's businesses and our existing businesses successfully and to achieve anticipated synergies from the Transaction; business and management strategies for the maintenance, expansion and growth of the combined company's operations following the consummation of the Transaction; potential litigation relating to the Transaction that could be instituted against us or our officers and directors; disruptions from the proposed Transaction that have the potential to harm our or ArcelorMittal USA's businesses, including current plans and operations; our ability to retain and hire key personnel, including within the ArcelorMittal USA businesses following the completion of the Transaction; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction; and additional debt we incur, or other proposed financing transactions we may enter into, in connection with the Transaction may negatively impact our credit profile and limit our financial flexibility.
For additional factors affecting the business of Cliffs, refer to “Risk Factors” in Cliffs’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020.
You are urged to carefully consider these risk factors.
SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:		INVESTOR CONTACT:
Patricia Persico Director, Corporate Communications (216) 694-5316		Paul Finan Director, Investor Relations (216) 694-6544
FINANCIAL TABLES FOLLOW ###

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$1,646.0	$555.6	$3,063.2	$1,455.8
Realization of deferred revenue	—	—	34.6	—
Operating costs:
Cost of goods sold	(1,525.4)	(400.7)	(3,088.9)	(1,007.0)
Selling, general and administrative expenses	(59.6)	(25.5)	(149.2)	(82.2)
Acquisition-related costs	(7.5)	—	(68.4)	—
Miscellaneous – net	(15.5)	(7.8)	(40.5)	(19.0)
Total operating costs	(1,608.0)	(434.0)	(3,347.0)	(1,108.2)
Operating income (loss)	38.0	121.6	(249.2)	347.6
Other income (expense):
Interest expense, net	(68.2)	(25.3)	(167.9)	(76.5)
Gain (loss) on extinguishment of debt	—	—	132.6	(18.2)
Other non-operating income	10.0	0.3	31.2	1.3
Total other expense	(58.2)	(25.0)	(4.1)	(93.4)
Income (loss) from continuing operations before income taxes	(20.2)	96.6	(253.3)	254.2
Income tax benefit (expense)	22.4	(4.8)	98.5	(23.1)
Income (loss) from continuing operations	2.2	91.8	(154.8)	231.1
Loss from discontinued operations, net of tax	(0.3)	(0.9)	—	(1.5)
Net income (loss)	1.9	90.9	(154.8)	229.6
Income attributable to noncontrolling interest	(11.9)	—	(31.2)	—
Net income (loss) attributable to Cliffs shareholders	$(10.0)	$90.9	$(186.0)	$229.6

Earnings (loss) per common share attributable to Cliffs shareholders - basic
Continuing operations	$(0.02)	$0.34	$(0.51)	$0.83
Discontinued operations	—	—	—	(0.01)
	$(0.02)	$0.34	$(0.51)	$0.82
Earnings (loss) per common share attributable to Cliffs shareholders - diluted
Continuing operations	$(0.02)	$0.33	$(0.51)	$0.80
Discontinued operations	—	—	—	—
	$(0.02)	$0.33	$(0.51)	$0.80
Average number of shares (in thousands)
Basic	399,399	269,960	365,245	278,418
Diluted	399,399	276,578	365,245	287,755

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$56.0	$352.6
Accounts receivable, net	653.7	94.0
Inventories	1,795.1	317.4
Income tax receivable, current	9.0	58.6
Other current assets	115.0	75.3
Total current assets	2,628.8	897.9
Non-current assets:
Property, plant and equipment, net	4,550.7	1,929.0
Goodwill	144.0	2.1
Intangible assets, net	190.1	48.1
Income tax receivable, non-current	—	62.7
Deferred income taxes	519.5	459.5
Right-of-use asset, operating lease	207.7	11.7
Other non-current assets	240.1	92.8
TOTAL ASSETS	$8,480.9	$3,503.8
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$710.7	$193.2
Accrued liabilities	279.4	126.3
Other current liabilities	224.0	89.9
Total current liabilities	1,214.1	409.4
Non-current liabilities:
Long-term debt	4,309.8	2,113.8
Operating lease liability, non-current	174.1	10.5
Intangible liabilities, net	65.9	—
Pension and OPEB liabilities	1,130.6	311.5
Asset retirement obligations	182.0	163.2
Other non-current liabilities	280.7	137.5
TOTAL LIABILITIES	7,357.2	3,145.9
EQUITY
Total Cliffs shareholders' equity	810.6	357.9
Noncontrolling interest	313.1	—
TOTAL EQUITY	1,123.7	357.9
TOTAL LIABILITIES AND EQUITY	$8,480.9	$3,503.8

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Nine Months Ended September 30,
	2020	2019
OPERATING ACTIVITIES
Net income (loss)	$(154.8)	$229.6
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	183.9	63.1
Amortization of inventory step-up	74.0	—
Deferred income taxes	(89.9)	22.7
Loss (gain) on extinguishment of debt	(132.6)	18.2
Loss (gain) on derivatives	(19.1)	48.4
Other	(13.0)	49.4
Changes in operating assets and liabilities, net of business combination:
Receivables and other assets	259.8	174.1
Inventories	(4.2)	(147.0)
Payables, accrued expenses and other liabilities	(157.3)	(70.4)
Net cash provided (used) by operating activities	(53.2)	388.1
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(378.9)	(460.7)
Acquisition of AK Steel, net of cash acquired	(869.3)	—
Other investing activities	8.0	11.2
Net cash used by investing activities	(1,240.2)	(449.5)
FINANCING ACTIVITIES
Repurchase of common shares	—	(252.9)
Proceeds from issuance of debt	1,762.9	720.9
Debt issuance costs	(57.5)	(6.8)
Repurchase of debt	(999.5)	(729.3)
Borrowings under credit facilities	800.0	—
Repayments under credit facilities	(400.0)	—
Dividends paid	(40.8)	(45.1)
SunCoke Middletown distributions to noncontrolling interest owners	(47.6)	—
Other financing activities	(23.3)	(53.7)
Net cash provided (used) by financing activities	994.2	(366.9)
Decrease in cash and cash equivalents, including cash classified within other current assets related to discontinued operations	(299.2)	(428.3)
Less: decrease in cash and cash equivalents from discontinued operations, classified within other current assets	(2.6)	(4.4)
Net decrease in cash and cash equivalents	(296.6)	(423.9)
Cash and cash equivalents at beginning of period	352.6	823.2
Cash and cash equivalents at end of period	$56.0	$399.3

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and adjusted EBITDA on a consolidated basis. EBITDA and adjusted EBITDA are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$1.9	$90.9	$(154.8)	$229.6
Less:
Interest expense, net	(68.2)	(25.4)	(167.9)	(76.8)
Income tax benefit (expense)	22.4	(4.8)	98.5	(23.1)
Depreciation, depletion and amortization	(72.4)	(22.2)	(183.9)	(63.1)
Total EBITDA	$120.1	$143.3	$98.5	$392.6
Less:
EBITDA of noncontrolling interests (A)	$16.2	$—	$41.3	$—
Gain (loss) on extinguishment of debt	—	—	132.6	(18.2)
Severance costs	(2.4)	—	(38.3)	(1.7)
Acquisition-related costs excluding severance costs	(5.1)	—	(30.1)	—
Amortization of inventory step-up	(14.6)	—	(74.0)	—
Impact of discontinued operations	(0.3)	(0.8)	—	(1.2)
Total Adjusted EBITDA	$126.3	$144.1	$67.0	$413.7

(A) EBITDA of noncontrolling interests includes $11.9 million and $31.2 million for income and $4.3 million and $10.1 million of depreciation, depletion and amortization for the three and nine months ended September 30, 2020, respectively.

2 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION EXPLANATIONS
The Company presents Mining and Pelletizing cash cost of goods sold rate per long ton, which is a non-GAAP financial measure that management uses in evaluating operating performance. Cliffs believes the presentation of non-GAAP cash cost of goods sold is useful to investors because it excludes depreciation, depletion and amortization, which are non-cash, and freight, which has no impact on sales margin, thus providing a more accurate view of the cash outflows related to the sale of iron ore. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. Below is a reconciliation in dollars of this non-GAAP financial measure to the Mining and Pelletizing segment cost of goods sold.

	(In Millions)
	Mining and Pelletizing
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cost of goods sold	$393.3	$424.8	$987.8	$1,033.5
Less:
Freight	39.1	40.6	94.3	98.0
Depreciation, depletion & amortization	19.3	20.8	57.2	58.9
Cash cost of goods sold	$334.9	$363.4	$836.3	$876.6